Exhibit 10.8

                        AGREEMENT FOR CONSULTING SERVICES

         THIS AGREEMENT, made and entered into this 21st day of August, 1998, by and between German American Bancorp, a bank holding company incorporated pursuant to the laws of the State of Indiana, (hereinafter "German American") and George W. Astrike (hereafter "Astrike").

                                   WITNESSETH:

         WHEREAS, it is the consensus of the Board of Directors of German American that Astrike's services in the past have been of exceptional merit and have constituted an invaluable contribution to the growth and profitability of German American, and have brought it to its present status of operating efficiency and its present position of exceptional stature in the community; and,

         WHEREAS, the experience of Astrike, his knowledge of the affairs of German American, and his reputation and contacts in the industry are so valuable that assurance of his continued services is essential for German American's future growth and profitability, and it is in the best interest of German American to arrange terms of continued service for Astrike so as to reasonably assure his remaining availability to German American as Chairman of the Board of Directors and as a Consultant; and,

         WHEREAS, Astrike is willing to continue to provide services to German American in accordance with the terms and conditions hereinafter set forth;

         NOW THEREFORE, in consideration of services performed in the past and to be performed in the future as well as of the mutual promises and covenants herein contained, it is agreed as follows:

I. For the period commencing with the date hereof and ending on December 31, 1998, Astrike shall be, and remain, Chairman of the Board and Chief Executive Officer of German American.

         Astrike shall be compensated for the services during the period described in Paragraph I hereinabove in an amount not less than, and in the same manner as he is being compensated on the date hereof, including all existing fringe benefits offered by German American and all fringe benefits offered by German American through December 31, 1998 to the executive officers of German American.

II. For the period commencing on January 1, 1999 and ending on the last day of the month in which the 1999 Annual Meeting of German American is held, Astrike shall be and remain as the Chairman of the Board and a full-time employee of German American concentrating on bank acquisitions, real estate development and the transition of the new Chief Executive Officer.

         Astrike shall be compensated for the services during the period described in Paragraph II hereinabove in an amount not less than, and in the same manner as he is being compensated on the date hereof, including all existing fringe benefits offered by German American and all fringe benefits offered by German American through the date of the 1999 Annual Meeting to the executive officers of German American.

III. For the period commencing on the 1st of the month immediately following the 1999 Annual Meeting of German American and ending September 1, 2003 (Consulting Period), Astrike shall be a Consultant to German American.

             A. From the beginning of the Consulting Period until the Annual Meeting in 2001, Astrike agrees to act as Chairman of the Board of German American.

             B. During that portion of the Consulting Period ending September 1, 2000, (the "Prime Period") Astrike shall provide services during a maximum of ten (10) days per month to German American. For the remainder of the Consulting Period, Astrike will provide services during a maximum of three (3) days per month. During these days of service, he will be available at reasonable times and places as may be mutually agreed upon to provide services to the Senior Management and Board of Directors of German American.

             C. During the Prime Period of the Consulting Period, German American shall pay Astrike Twenty Thousand Two Hundred Fifty Dollars ($20,250.00) per month. Following the Prime Period and for the remainder of the Consulting Period, German American will pay Astrike One Thousand Two Hundred and Fifty Dollars ($1,250.00) per month. Payments made to Astrike under the Consulting Agreement will be subject to withholding for applicable Federal, State and Local income taxes and will be reportable on form W2.

             D. Astrike will keep himself informed concerning the affairs of German American by reference to reports, which German American will supply, and such other means as may be agreed upon. Astrike shall not be required to travel from whatever place he may then be living or staying for the purposes of such consultation unless all expenses incurred by him shall be paid by German American.

             E. During the Consulting Period, Astrike shall not become the owner of, nor engage, directly or indirectly, in any business which is substantially similar to the business of German American either as a partner, greater than a 5% stockholder, officer, director, employee or otherwise, within an area of one hundred (100) miles from German American's principal location, unless German American has first consented, in writing, thereto.

             F. German American shall not merge or consolidate into or with another corporation, or reorganize, or sell substantially all of its assets to another corporation, firm, or person unless it agrees to assume and discharge the obligations of German American under this Agreement.

IV. Within thirty (30) days of the date hereof, German American shall implement the following programs by written agreement for the benefit of Astrike, which shall be in addition to any existing retirement plan that Astrike is participating in :

             A. Non-Statutory (Non-Qualified) Stock Option Plan that grants Astrike the right to purchase no fewer than 58,000 shares of German American for a price equal to the current fair market value as of the date of grant.

             B. BENMARK Non-Qualified Deferred Contribution Index Executive Supplemental Retirement Plan with a single premium of no less that $1,305,000 providing for lifetime annual supplemental benefit payments commencing September 1, 2003 in substantially the form and substance as illustrated on the attached indicative Participant Plan Summary. Said benefit payments shall be based upon an accumulated cash surrender value equal to the single premium amount plus accumulated premium earnings which shall be calculated annually utilizing the weighted average portfolio yield on all company owned life insurance policies in effect for the full calendar year. The amount of the lifetime annual supplemental benefit payments shall be computed by multiplying the accumulated cash surrender value by a benefit crediting rate equal to the weighted average portfolio yield on all company owned life insurance policies in effect for the full calendar year less an after-tax opportunity rate based upon a rate of interest equal to the average annual two-year treasury instrument plus 37.5 basis points.

             C. BENMARK Endorsement Split Dollar Life Insurance Plan that will provide Astrike with a life insurance benefit of at least $1 million on his death; payable to Astrike's designated beneficiary(ies).

V. This Agreement shall be binding upon and inure to the benefit of Astrike and German American and any successor organization which shall succeed to substantially all of its assets and business. During the lifetime of Astrike, this Agreement may be amended or revoked at any time, in whole or in part, by mutual written agreement of the parties.

VI. Any notice, consent or demand required or permitted to be given under the provisions of this Agreement shall be in writing, and shall be signed by the party giving or making the same. If such notice, consent or demand is mailed to a party hereto, it shall be sent by United States certified mail, postage prepaid, addressed to such party's last known address as shown on the records of German American. The date of such mailing shall be deemed the date of notice, consent or demand.

VII. This Agreement shall be governed by the laws of the State of Indiana. This Agreement is solely between German American and Astrike and shall not be assignable by either, but shall be binding upon the designated recipients, beneficiaries, heirs, executors and administrators of the Consultant and upon the successors of German American.

                                                     GERMAN AMERICAN BANCORP
ATTEST

__________________________                      BY THE HUMAN RESOURCE COMMITTEE
Mark A. Schroeder, President                          OF THE BOARD OF DIRECTORS

                                               _________________________Chairman

                                               --------------------------

                                               --------------------------

                                               --------------------------

                                               --------------------------


WITNESS

--------------------------                     ------------------------------
                                               George W. Astrike



                                                      Participant Plan Summary
German American Bancorp                                                                                     Plan begins in September
George W. Astrike               Premium: $ 1,305,000 Single Premium
October 20, 1999
Current Age: 63
Retirement Age: 68
Age at Death: 85

                                              5.88%
                         Bank's               After-Tax                      Benefit                             Split    FICA and
              Policy     Portion of  Annual   Annual      Index      Annual  From          Index       Total     Dollar   Tax On
              Surrender  Death       Policy   Opportunity Liability  Index   Pre-Retire    Post-Retire Annual    Death    Economic
              Value      Benefit     Income   Cost        Balance    Expense Index Accrual Benefit     Benefit   Benefit  Value
              -----      -------     ------   ----        -------    ------- ------------- -------     -------  --------- --------
1998   1  63  1,317,716  2,781,743   12,716   (15,447)                                                          1,000,000      924
1999   2  64  1,375,968  2,812,944   58,252   (46,888)      14,063    14,063                                    1,000,000    1,257
2000   3  65  1,437,761  2,625,441   61,794   (48,553)      35,630    21,568                                    1,000,000    1,394
2001   4  66  1,507,216  1,995,785   69,454   (50,277)      66,868    31,238                                    1,000,000    1,825
2002   5  67  1,580,213  2,080,078   72,998   (52,063)     100,970    34,102                                    1,000,000    2,136
2003   6  68  1,655,824  2,167,211   75,611   (53,911)      80,776    35,347     20,194     35,347     55,541   1,000,000    1,887
2004   7  69  1,733,200  2,257,209   77,377   (57,017)      60,582    33,165     20,194     33,165     53,359   1,000,000    2,104
2005   8  70  1,813,786  2,350,031   80,585   (60,185)      40,388    33,230     20,194     33,230     53,424   1,000,000    2,296
2006   9  71  1,898,153  2,445,626   84,367   (63,468)      20,194    34,043     20,194     34,043     54,237   1,000,000    2,580
2007  10  72  1,985,560  2,543,878   87,407   (66,885)                33,429     20,194     33,429     53,623   1,000,000    2,846
2008  11  73  2,078,651  2,646,438   93,091   (70,410)                36,946                36,946     36,946   1,000,000    3,122
2009  12  74  2,184,569  2,759,012  105,918   (73,702)                52,477                52,477     52,477   1,000,000    3,497
2010  13  75  2,295,851  2,879,529  111,282   (77,445)                55,118                55,118     55,118   1,000,000    3,917
2011  14  76  2,411,604  3,003,892  115,753   (81,377)                55,997                55,997     55,997   1,000,000    4,386
2012  15  77  2,532,265  3,131,976  120,661   (85,467)                57,328                57,328     57,328   1,000,000    4,911
2013  16  78  2,656,418  3,263,636  124,153   (89,732)                56,070                56,070     56,070   1,000,000    5,499
2014  17  79  2,785,916  3,398,895  129,498   (94,120)                57,628                57,628     57,628   1,000,000    6,160
2015  18  80  2,919,803  3,537,640  133,887   (98,698)                57,321                57,321     57,321   1,000,000    7,462
2016  19  81  3,058,133  3,679,975  138,330  (103,432)                56,846                56,846     56,846   1,000,000   12,107
2017  20  82  3,200,941  3,825,927  142,808  (108,324)                56,172                56,172     56,172   1,000,000   14,308
2018  21  83  3,350,315  3,977,896  149,375  (113,375)                58,641                58,641     58,641   1,000,000   16,776
2019  22  84  3,512,127  4,142,351  161,811  (118,658)                70,293                70,293     70,293   1,000,000   19,614

Benmark         Projected values are based primarily on current non-guaranteed elements and assumptions.
                (See Introduction Section for more details)